UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2009

Interplay Entertainment Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-24363	33-0102707
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

100 N. Crescent Drive, Beverly Hills, California 90210
(Address of principal executive offices)

(Registrant's telephone number, including area code):  (310) 432-1958

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01             OTHER EVENTS

On October 16, 2009, Interplay Entertainment Corp. (“Interplay”) answered the lawsuit filed by Bethesda Softworks LLC (“Bethesda”) in the United States District Court for the District of Maryland on September 8, 2009.  In conjunction with its Answer, Interplay asserted Counter-Claims against Bethesda seeking affirmative relief, including for Breach of Contract, Declaratory Judgment, and other relief.  Interplay alleges Bethesda breached the terms of Asset Purchase Agreement related to the sale of the FALLOUT® intellectual property to Bethesda.

Interplay’s counter-suit alleges that Bethesda interfered with Interplay’s business, including distribution of the previously released FALLOUT ®, FALLOUT® 2, and FALLOUT® Tactics games, by attempting to terminate Interplay’s distribution rights, among other acts.  Interplay asks the Court to decide whether Bethesda’s attempt to terminate Interplay’s rights under the Asset Purchase Agreement results in nullification of the entire contract such that the Parties should be returned to the status quo under their former Exclusive Licensing Agreement.  If the Exclusive Licensing Agreement is restored, Bethesda may owe royalties based upon sales of its FALLOUT ® 3 title.  Interplay also seeks a declaration from the Court that it has not infringed upon the FALLOUT® mark and that it has satisfied the terms of a Trademark Licensing Agreement it signed with Bethesda related to Interplay’s production of a massively-multiplayer online game.

 For its part, Bethesda seeks to cancel the Trademark License Agreement, which conditionally allows Interplay to use the FALLOUT ® brand in conjunction with its currently-in-production massively multiplayer online game.  Bethesda claims that Interplay breached the trademark license agreement because it allegedly failed to commence full scale development and satisfy a funding requirement within a specified time frame.  Bethesda also seeks to terminate Interplay’s rights with respect to Interplay’s distribution of the FALLOUT® back catalog of games.  Interplay disputes these allegations.  Although the potential damages are currently unknown, if Bethesda ultimately prevails, Bethesda could obtain a damages award and cancel the trademark license agreement.  Interplay could lose its license to use the FALLOUT® brand with respect to its massively multiplayer online game, and also its right to distribute the pre-existing FALLOUT® titles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interplay Entertainment Corporation
(Registrant)

DATE: October 20, 2009	By:	/s/ Herve Caen
Herve Caen
Chief Executive Officer and Interim
Chief Financial Officer